SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 25, 1997


                               Golf Ventures, Inc.
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              Exact name of registrant as specified in its charter


       Utah                           0-21337                  87-0403864
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State or other jurisdiction     Commission File No.         IRS Employer ID #
    of incorporation

           255 South Orange Avenue, Suite 1515, Orlando, Florida 32801
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               Address and zip code of principal executive offices


                                  407-245-7557
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                          Registrant's telephone number

Item 6.  Resignation of Director

         On December 18, 1997, Duane Marchant, a Vice President and a Director of the Company, resigned as an executive officer and as a director of the Company in connection with civil claims filed in the United States District Court for the District of Utah naming Mr. Marchant and other former officers and control persons of the Company. The Company was also named as a defendant in the lawsuit.

         Attached as Appendix A to this filing is a copy of a press release issued by the Company on December 22, 1997 providing additional information about this matter.

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   GOLF VENTURES, INC.



                                   /s/      Warren Stanchina
                                   -----------------------------------------
                                            Warren Stanchina, President

                                   /s/      Eric LaGrange
                                   -----------------------------------------
                                            Eric LaGrange, Chief Accounting
                                              and Financial Officer


DATED:  December 22, 1997

                                   APPENDIX A

                                  NEWS RELEASE

                                  APPROVED BY:   Golf Ventures, Inc.
                                                 Warren Stanchina
FOR IMMEDIATE RELEASE                            Chairman, President and CEO
                                                 (407) 245-7557

                                  CONTACTS:      Morgen-Walke Associates
                                                 David Walke, Stacey Levitz
                                                 Press: Michael McMullan
                                                 (212) 850-5679


               GOLF VENTURES, INC. ANNOUNCES EXECUTIVE RESIGNATION

         Orlando, Florida, December 22, 1997 -- Golf Ventures, Inc. (Nasdaq Bulletin Board: GVIM) announced today that Duane Marchant has resigned as an officer and Director of the Company. Mr. Marchant was President and Chief Executive Officer of the Company for several years prior to the November 1997 reverse acquisition reorganization of Golf Ventures, Inc. and U.S. Golf Communities, Inc. Most recently, Mr. Marchant served as Vice President and Regional Manager of the newly-formed Company.

         Mr. Marchant resigned as a result of a recent filing of a Securities and Exchange Commission civil complaint against him, the Company, and certain other former officers and directors of the Company. Mr. Marchant had earlier agreed with the Company that he would resign as an officer and director if such an action were taken by the SEC.

         As noted earlier, the Company and U.S. Golf Communities, Inc. closed on a reverse acquisition reorganization on November 25, 1997, whereby the shareholders of U.S. Golf Communities acquired approximately 81% of the voting securities and equity of the Company. The Company then moved its executive offices to Orlando, Florida where U.S. Golf Communities and its affiliated companies have been located for the past several years. The executive management team of U.S. Golf Communities was elected as the executive management team for the Company.

         Warren Stanchina, Chairman and Chief Executive Officer of the Company, said, "The Company is aware that former officers, directors and control persons have apparently not complied with their obligations under the securities laws, precluding the Company from complying fully with such requirements in the past. We respect Mr. Marchant's decision to resign in light of the recent SEC complaint. The Company is committed to full and complete public disclosure and to a fair and open trading market in its common stock. We are working diligently with the Securities and Exchange Commission both to remedy historical disclosure issues and to resolve the recent SEC civil action." The Company now operates under the trade name "Golf Communities of America," and will ask its shareholders to approve a legal change to that name at the next shareholders meeting. The Company owns and operates several golf courses and related properties, and its goal is to meet the continued demand for affordable and quality golf course communities. The Company's strategic plans involve structuring alliances with experienced local developers to share in the risks and rewards of the Company's development program.

         CIBC Oppenheimer Corp. will remain financial advisor for the Company, as announced in the Company's recently filed preliminary proxy statement, and has been retained to assist the Company in raising additional investment capital to more fully develop its many golf course and resort projects.

         Additionally, on December 11, Golf Communities of America, as part of its strategy, announced it had acquired controlling interest of The Club at Pelican Strand, a residential golf and country club community located in Naples, Florida through a combination of cash and stock. When completed, the project will include a 27-hole championship golf course with 50,000 square foot club, up to 1,200 residential units and 30 acres of commercial property.

         Golf Communities of America is principally engaged in the acquisition, development and operations management of public, private and resort golf properties and adjacent residential real estate throughout the United States. Properties include: Pinehurst Plantation in Pinehurst, NC; Cutter Sound golf and Yacht Club in Palm City, FL; NorthShore Country Club in Portland, TX; Wedgefield Golf and Country Club in Orlando, FL; property under construction in Montverde, FL, as well as three additional properties acquired from the recent reverse merger transaction with Golf Ventures, Inc.